EXHIBIT 3(i)
AMARILLO BIOSCIENCES, INC.
RESTATED CERTIFICATE OF FORMATION

ARTICLE I

AMARILLO BIOSCIENCES, INC. (The "Corporation"), pursuant to the provisions of the Texas Business Organizations Code, hereby adopts a Restated Certificate of Formation which accurately copies the Certificate of Formation and all amendments thereto that are in effect to date and as further amended by such Restated Certificate of Formation as hereinafter set forth and which contains no other change in any provision thereof except for information permitted to be omitted by the Texas Business Organizations Code. This document becomes effective when filed by the secretary of state. The Corporation is a Texas for-profit corporation formed June 26, 1984, file number 71028800.

ARTICLE II

The Certificate of Formation of the Corporation is amended by the Restated Certificate of Formation as follows:

Article Seven is amended to delete Joseph M. Cummins as registered agent, and to substitute therefor, Bernard Cohen.

Article Eight is amended to show only the names and addresses of the current Directors of the Corporation.

A new Article Nine is added, to read in its entirety as follows: "With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code (the "Code"), the affirmative vote of the holders of fifty-one percent (51%) of the shares entitled to vote on that matter is required for shareholder action on that matter.  With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the Code, the affirmative vote of the holders of fifty-one percent (51%) of the shares of that class or series is required for action of the holders of shares of that class or series on that matter."

A new Article Ten is added, to read in its entirety as follows: "Except as otherwise provided by the Code, the shareholders of the Corporation are authorized to take any action required or authorized to be taken under the Code or the governing documents of this Corporation at an annual or special meeting of the shareholders of the Corporation, without holding a meeting, providing notice, or taking a vote if shareholders of the Corporation having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each owner or member entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken."

ARTICLE III

The amendments made by this Restated Certificate of Formation have been effected in conformity with the provisions of the Texas Business Organizations Code and such Restated Certificate of Formation and the amendments made by the Restated Certificate of Formation were duly adopted by the shareholders of the Corporation on the 10th day of July, 2015.

ARTICLE IV

The number of shares of the Corporation outstanding at the time of such adoption was 20,144,810, and the number of shares entitled to vote thereon was 20,144,810.  The number of shares voted for such amendments was 16,030,142, and the number of shares voted against such amendments was zero.

ARTICLE V

The amendments effect no change in the amount of stated capital of the Corporation.

ARTICLE VI

The Certificate of Formation and all amendments and supplements thereto are hereby superseded by the following Restated Certificate of Formation which accurately copies the entire text thereof and as amended as above set forth:

ARTICLE ONE

The name of the Corporation is AMARILLO BIO-SCIENCES, INC.

ARTICLE TWO

The period of its duration is perpetual.
ARTICLE THREE

The purpose or purposes for which the Corpora-tion is organized are:

(1) To transact all lawful business of every kind and character for which a Corporation may be incorporated under the Texas Business Corporate Act.

(2) To prepare, write, make, provide, record, transcribe, computerize, and/or generate data, information, articles, papers, forms, projections, figures, and the application of the same, as well as to disseminate and publish such materials and documentation thereof, and to market and sell the same.

(3) To develop, write, make, buy, file, prepare, license, sublicense patents related to medicine, veterinary medicine, and/or agriculture and to market and sell the same.

(4) To make, have made, use, sell or other-wise transfer substances intended for human or nonhuman administration which, or the use or manu-facture of which, is covered in whole or in part by a claim of a Licensed Patent in the country of manufacture, use, or sale.

(5) To engage for profit in the business of professional consultations in such form and manner as will serve the medical, veterinary medical, agricultural and/or livestock industries, as well as related industries.

(6) To purchase, own, hold, operate, rent, lease, sell, convey and deal in real property, personal property and services incidental to the purposes of the Corporation, subject to Part Four, Texas Miscellaneous Corporation Laws Act.

ARTICLE FOUR

The Corporation shall have authority to issue one hundred million (100,000,000) shares of capital stock, one cent ($.01) par value.

No holder of shares of any class of the Corpo-ration shall have the preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the Treasury of the Corporation.  All such additional or Treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.

The Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefore and unrestricted reduction surplus avail-able therefore.

The right to cumulate votes in the election of directors is expressly prohibited.

ARTICLE FIVE

The Corporation shall have the authority to issue ten million (10,000,000) shares of preferred stock, one cent ($.01) par value.  The Board of Directors of the Corporation shall have authority to establish series of the unissued preferred stock of the Corpora-tion by affixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in these Articles of Incorporation.

ARTICLE SIX

The Corporation will not commence business until it has received for the issuance of its shares a consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTICLE SEVEN

The address of the Corporation's registered office is 4134 Business Park Drive, Amarillo, Texas 79110, and the name of its regis-tered agent at such address is BERNARD COHEN.

ARTICLE EIGHT

The names and addresses of the Directors of the Corporation are:

NAME ADDRESS

Stephen T. Chen 4134 Business Park Drive
Amarillo, TX  79110

Paul Tibbits 4134 Business Park Drive
Amarillo, TX 79110

Yasushi Chikagami 4134 Business Park Drive
Amarillo, TX 79110

Dan Fisher 4134 Business Park Drive
Amarillo, TX 79110

Nick Moren 4134 Business Park Drive
Amarillo, TX 79110

ARTICLE NINE

With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code (the "Code"), the affirmative vote of the holders of fifty-one percent (51%) of the shares entitled to vote on that matter is required for shareholder action on that matter.  With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the Code, the affirmative vote of the holders of fifty-one percent (51%) of the shares of that class or series is required for action of the holders of shares of that class or series on that matter.

ARTICLE TEN

Except as otherwise provided by the Code, the shareholders of the Corporation are authorized to take any action required or authorized to be taken under the Code or the governing documents of this Corporation at an annual or special meeting of the shareholders of the Corporation, without holding a meeting, providing notice, or taking a vote if shareholders of the Corporation having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each owner or member entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.

Execution

 The undersigned affirms that the person designated as registered agent in the restated certificate of formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: July 24, 2015
Amarillo Biosciences, Inc.

/s/ Bernard Cohen

Bernard Cohen
Vice President & Chief Financial Officer